U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

    Hirshaut                         Yashar
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   (Last)                            (First)              (Middle)

    860 Fifth Avenue
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                                    (Street)

    New York                          NY                    10021
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Hi-Tech Pharmacal Co., Inc. (HITK)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     April/2002

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5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Stock Option                 12/19              (2)          12/19    12/18    Common
(Right to Buy)(1)   $5.25    1994      A       5,000         1995     2004     Stock     5,000                        D
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Stock Option                 10/26              (2)          10/26    10/25    Common
(Right to Buy)(3)   $6.75    1994      A       2,000         1995     2004     Stock     2,000                        D
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Stock Option                 10/26              (2)          10/26    10/25    Common
(Right to Buy)(3)   $7.625   1995      A       3,000         1996     2005     Stock     3,000                        D
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Stock Option                 10/26              (2)          10/26    10/25    Common
(Right to Buy)(3)   $4.625   1996      A       3,000         1997     2006     Stock     3,000                        D
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Stock Option                 10/27              (2)          10/27    10/26    Common
(Right to Buy)(3)   $5.375   1997      A       3,000         1998     2008     Stock     3,000                        D
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Stock Option                 10/26              (2)          10/26    10/25    Common
(Right to Buy)(3)   $4.25    1998      A       3,000         1999     2009     Stock     3,000                        D
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Stock Option                 10/26              (2)          10/26    10/25    Common
(Right to Buy)(3)   $4.50    1999      A       3,000         2000     2010     Stock     3,000                        D
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Stock Option                 10/26                           10/26    10/25    Common
(Right to Buy)(3)   $4.31    2000      A       5,000         2001     2011     Stock     5,000                        D
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Stock Option                 10/26                           10/26    10/25    Common
(Right to Buy)(3)   $9.65    2001      A       5,000         2002     2012     Stock     5,000          32,000        D
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
Explanation of Responses:

(1) Stock Option granted under Hi-Tech Pharmacal Co., Inc.'s Amended and Restated Stock Option Plan, which is a Rule 16b-3 plan.
(2) Twenty-five (25%) percent of such shares are exercisable one year after the date of grant and on each year thereafter on the anniversary date of each succeeding year, on a cumulative basis.
(3) Stock Option granted under Hi-Tech Pharmacal Co., Inc. 1994 Directors Stock Option Plan.


     /s/Yashar Hirshaut                                June 17, 2002
     -----------------------------                     -------------
     Signature of Reporting Person                     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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